Exhibit 10.1

LETTER AGREEMENT

This letter agreement (the “Agreement”), dated May 14 2024, sets forth certain terms of a business combination transaction (the “De-SPAC Transaction” and its consummation, the “Closing”) between Aiways Automobile Europe GmbH (the “Company”), and Hudson Acquisition I Corp. (the “SPAC”). All matters set forth in this Agreement shall constitute binding agreements between the Company and SPAC.

Notwithstanding the binding effect of the Agreement, the terms and conditions upon which the Company and SPAC would enter into the De-SPAC Transaction shall be finalized in the Business Combination Agreement (the “BCA”) between the Company and SPAC at a later date.

1. Material Terms. Set forth below are the material terms relating to the De-SPAC Transaction.

Parties	The Company and SPAC (each, a “Party” and, collectively, the “Parties”).
Private Investment by the Company; Prior to the Closing of De-SPAC Transaction

The completion of the De-SPAC Transaction requires that the Company invest a total amount of Two Million Dollars (US$ 2,000,000) in SPAC (the “PI”), which shall be paid to SPAC according to the wiring instructions attached herein as Exhibit A in three (3) installments:

1) First Payment: One Million Dollars (US$ 1,000,000) at or immediately before the signing of this Agreement;

2) Second Payment: Five Hundred Thousand Dollars (US$ 500,000) at or immediately before the SEC Filings (as defined below); and

3) Third Payment: Five Hundred Thousand Dollars (US$ 500,000) at or immediately before the Closing.

Private Investment; At the Closing of De-SPAC Transaction	The Company, at its sole discretion, shall receive i) a cash payment of Two Million Dollars (US$ 2,000,000) or ii) SPAC Shares (as defined below) at the Closing of the De-SPAC Transaction.
De-SPAC Transaction

Upon the receipt of the First Payment of the PI, SPAC will become legally bounded to entering a BCA[1] with the Company exclusively, pursuant to which SPAC shall acquire 100% of the outstanding equity interests of the Company[2] and consummate a business combination.

At Closing, the Company’s shareholders shall receive a number of newly issued shares of common stock of SPAC (the “SPAC Shares”), valued at

$10.00 per share, in an aggregate amount representing the Equity Valuation (as defined below).

SPAC Shares	Common stock of SPAC, identical to the existing common shares, would be issued at $10.00 per share with no Rights or Warrants.

Equity Valuation	The equity valuation ascribed to the Company for the purpose of the De- SPAC Transaction will be US$ 400,000,000 (the “Equity Valuation”)[3].

[1]	Note: SPAC will provide the BCA draft in due course.

[2,3]	Note: Subject to further discussion and revision between the Parties.

PIPE; Shares to be Issued

Financing in the form of private investments in SPAC’s equity (the “PIPE”) will not be required for the purpose of the De-SPAC Transaction.

However, in the event of a PIPE investment, if so happens, the shares issued in connection with the PIPE investment will be identical to the SPAC Shares and issued at $10.00 per share.

Proxy Statement to be Filed with the SEC

As promptly as practicable upon the execution of the BCA, SPAC shall file with the SEC a proxy statement related to the De-SPAC Transaction (the “Proxy Statement” or “Form S-4”).

SPAC shall be responsible for all fees and expenses incurred in connection with preparing and executing the BCA, and filing the Proxy Statement.

Company Financial Statements; Cooperation

In connection with SPAC’s preparation of the Proxy Statement and any other filings required by the SEC (collectively, the “SEC Filings”), the Company shall provide audited financial statements required under federal securities laws to be included in the SEC Filings.

The Company shall use its best effort to cause its auditors to complete the auditing of the financial statements within three (3) months of signing of this Agreement on or before July 31 2024 for timely filings with the SEC.

Regulatory and Other Approvals	The Parties shall use its best effort to take all actions necessary to consummate the De-SPAC Transaction, including, among other things, to obtain all consents and approvals from governmental authorities.
Lock-up	SPAC sponsor’s shares, SPAC Shares issued to the Company, PIPE investors or other entities, shall all be subject to a 6-month lock-up period.
Management; Board of Directors	The composition of the board of directors of SPAC upon Closing will be determined by the Company. The pre-Closing board of directors of the Company shall have the right to designate the initial chairperson of the board of directors.
Name; Listing	Upon Closing, SPAC shall be renamed Aiways Automobile Europe GmbH and trade on NASDAQ under a new ticker.

2. Term This Agreement shall commence on May 1 2024 and end on January 18 2025 (the “Term”). This Agreement shall remain valid except for reasons described in Section 3 “Termination”.

3. Termination. This Agreement shall not be terminated by either Party before the end of the Term, except for the reasons of: 1) Failure to complete the auditing of financials timely by the Company or 2) Failure to execute the BCA timely by the Company (an “Early Termination”). “Timely” shall have the meaning as defined below in Section 4 “Timing”. An Early Termination pursuant to Section 4 “Timing” is hereby consented and authorized by both Parties upon the occurrence of either 1) or 2) in this Section.

4. Timing. The Parties expect the completion of the auditing and execution of the BCA on or before July 31 2024 and the submission of audited financials with the SEC Filings on or before August 15 2024.

5. Non-Refundable Payment. The First Payment of One Million Dollars (US$ 1,000,000) shall be non- refundable in an early termination. Under no circumstances shall the Company request or demand the said payment be returned to the Company due to any reason described in Section 3 “Termination”.

6. Representations and Warranties. Each of the Parties represents and warrants to the other Party that this Agreement has been validly executed and all matters set forth in this Agreement constitute valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

7. Confidentiality. The Parties agree that the existence of this Agreement, its contents, any information provided by either Party in connection with this Agreement and any discussions between the parties (including the identity of parties) or their respective representatives (including the terms or status thereof) shall be deemed “Confidential Information” as set forth in, and shall be subject to the restrictions of, that certain Confidentiality Agreement dated April 12, 2024 between the Company and SPAC, as the same may be further amended or supplemented in accordance with its terms.

8. Miscellaneous. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would allow or mandate the application of the laws of any other jurisdiction. Venue shall be in the Chancery Court of the State of Delaware, which will have exclusive jurisdictions for all disputes arising out of this Agreement. THE PARTIES AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ALL DISPUTES ARISING OUT OF THIS LETTER AGREEMENT. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by both parties. For the convenience of the parties, this Agreement may be executed by pdf signature and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY
Aiways Automobile Europe GmbH

By:
	Name:	Xiaohua Zhu
	Title:	CEO

SPAC
Hudson Acquisition I Corp.

By:
	Name:	Warren Wang
	Title:	CEO

EXHIBIT A

Wire Instructions

Beneficiary Bank:	Bank of America, N.A.
100 West 33rd Street
New York, NY 10001
ABA/Routing #:	026009593
SWIFT:	BOFAUS3N
Acct. #:	6550113516
Name:	Merrill Lynch
Further Credit to:	5ZQ-02598 Hudson Acquisition I Corp.